EXHIBIT 10.5
AMENDMENT NO. 3
TO
CREDIT AGREEMENT
BY AND AMONG
CRICKET COMMUNICATIONS, INC.
(AS LENDER)
AND
ALASKA NATIVE BROADBAND 1 LICENSE, LLC
(AS BORROWER)
AND
ALASKA NATIVE BROADBAND 1, LLC
(AS GUARANTOR)
August 26, 2005

AMENDMENT NO. 3 TO CREDIT AGREEMENT
     This Amendment No. 3 to Credit Agreement is entered into as of August 26, 2005, by and among Cricket Communications, Inc., a Delaware corporation (“Lender”), Alaska Native Broadband 1 License, LLC, a Delaware limited liability company (“Borrower”), and Alaska Native Broadband 1, LLC, a Delaware limited liability company (“Guarantor,” and together with Borrower, the “Loan Parties”).
RECITALS
     WHEREAS, Lender and each of the Loan Parties entered into that certain Credit Agreement dated as of December 22, 2004, as amended by Amendment No. 1 to Credit Agreement dated as of January 26, 2005, as amended by Amendment No. 2 to Credit Agreement dated June 24, 2005 (as amended, the “Credit Agreement”); and
     WHEREAS, Lender and each of the Loan Parties desire to amend the Credit Agreement as set forth herein.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     Section 1. Section 2.3(e) of the Credit Agreement shall be deleted in its entirety. and replaced with the following:
     “e. Intentionally omitted;”
     Section 2. Section 6.9(b) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“b. purchase money financing of telecommunications equipment incurred by Borrower of up to $4.0 million in the aggregate if the terms of such financing are more favorable to Borrower than the terms of the Loans.”
     Section 3. Section 6.11 of the Credit Agreement shall be amended by inserting the phrase “(other than with respect to Section 6.11(j))” after the word “given” in the fourth line of the first paragraph of such Section. Section 6.11(i) of the Credit Agreement shall be deleted in its entirety and replaced with the phrase “i. Intentionally omitted.” Section 6.11(j) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
     “j. Amend or modify its certificate of formation or limited liability company agreement, including the LLC Agreement, in any manner that materially affects Lender as a secured lender to any of the Loan Parties.”
     Section 4. The following section shall be added as Section 6.15 to the Credit Agreement:

     6.15. Build-Out and Operation of the Licenses
a. The Loan Parties shall diligently pursue the Build-Out and operation of the ANB-1 License System with respect to each License.
b. In the event of a termination of the Management Agreement or any replacement thereof, on or prior to the expiration of the applicable notice period for such termination, and provided that, if Lender is the terminated manager, it has complied with the transition provisions of Section 10.4 of the Management Agreement, Borrower shall enter into a management agreement for the ANB-1 License Systems with another Person who is capable of providing a quality of service substantially similar to that provided by Lender under the Management Agreement.”
     Section 5. The following section shall be added as Section 6.16 to the Credit Agreement:
6.16. Dividends, Distributions or Return of Capital
a. Each Loan Party agrees that it shall not, without the prior approval of Lender, which approval may be withheld in Lender’s sole and absolute discretion, make any dividend, distribution or return of capital, except that (i) Borrower may make distributions to Guarantor (and Guarantor to ANB) to the extent that Section 8.5(d) of the LLC Agreement provides for payments to ANB, (ii) Borrower may make distributions to Guarantor (and Guarantor to its members) for tax distributions, (iii) Borrower may make distributions to Guarantor for the payment of Guarantor’s expenses to the extent consistent with Guarantor’s annual business plan and budget under the LLC Agreement, and (iv) so long as no default shall have occurred and be continuing or would result therefrom, Borrower may make distributions or returns of capital to Guarantor (and Guarantor to its members), in each case if after giving effect to such proposed distribution or return of capital (x) the aggregate amount of all such distributions and returns of capital paid or made in any fiscal year (without duplication) would be less than 50% of the Consolidated Net Income for the fiscal year immediately preceding the fiscal year in which such distribution or return of capital is paid or made and (y) the Consolidated Leverage Ratio would be less than or equal to 2.00:1.00.”
b. For purposes of this Section 6.16, the following terms shall have the following meanings:
     (i) “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Guarantor’s and Borrower’s consolidated indebtedness as of such date, to (b) Guarantor’s and Borrower’s Consolidated EBITDA for the most recently completed fiscal year.
     (ii) “Consolidated Net Income” means, at any date of determination, the net income of Guarantor and Borrower (without giving effect to extraordinary gains or extraordinary losses) on a consolidated basis for the most recently completed fiscal year.
     (iii) “Consolidated EBITDA” means, for any fiscal year, an amount equal to the Consolidated Net Income of Guarantor and Borrower for such fiscal year plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (1) consolidated interest charges (including capitalized interest) for such period, (2) all Federal, state, local and foreign income tax expense deducted in arriving at Consolidated Net Income, (3) depreciation and amortization expense, (4) non-cash impairment of assets (tangible and intangible) and related non-cash charges, (5) non-cash charges and expenses related to equity-based compensation awards made by Guarantor or Borrower, and (6) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income (without duplication): (1) Federal, state, local and foreign income tax credits of Guarantor or Borrower for such period, (2) all non-cash gains arising in relation to any FCC licenses and (3) all non-cash items increasing Consolidated Net Income for such period.
     Section 6. Section 7.1(h) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“h. Intentionally omitted;”
     Section 7. Except as expressly amended hereby, the Credit Agreement remains in full force and effect in accordance with its terms.
[Signatures Follow on Next Page]

     IN WITNESS WHEREOF, the parties hereto have signed this Amendment No. 3 to Credit Agreement, or have caused this Amendment No. 3 to Credit Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first written above.

CRICKET COMMUNICATIONS, INC.	ALASKA NATIVE BROADBAND 1
LICENSE, LLC

By Alaska Native Broadband 1, LLC
By: /s/ Robert J. Irving, Jr.	Its sole member
Name: Robert J. Irving, Jr.
Title: Secretary	By Alaska Native Broadband, LLC
Its Manager

By ASRC Wireless Services, Inc.,
Its Manager

By: /s/ Conrad Bagne
Name: Conrad Bagne
Title: President

ALASKA NATIVE BROADBAND 1, LLC

By Alaska Native Broadband, LLC
Its Manager

By ASRC Wireless Services, Inc.,
Its Manager

By:/s/ Conrad Bagne
Name: Conrad Bagne
Title: President

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